WidePoint Corporation
First Quarter 2010 Earnings Conference Call
May 17, 2010

Operator:                                          Ladies and gentlemen, thank you for standing by, and welcome to the WidePoint Corporation First Quarter 2010 Earnings Conference Call.  During today’s presentation all parties will be in a listen-only mode.  Following the presentation the conference will be open for questions.  If you have a question please press the star followed by the one on your touchtone phone.  Please press star, zero for operator assistance at any time.  For participants using speaker equipment it may be necessary to pick up your handset before making your selection.  This conference is being recorded today, Monday, May 17th of 2010.  And I would now like to turn the conference over to Mr. Brett Maas of Hayden IR.  Please go ahead, sir.

Brett Maas:                                     Thank you, operator, and good afternoon.  With me today are WidePoint’s Chairman and CEO, Steve Komar, and Chief Financial Officer, Jim McCubbin.  Steve will provide an overview of the first quarter results and Jim will provide additional financial details.  Then we’ll open the call to questions from participants.

I will begin by reminding you that this conference call contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks and uncertainties and assumptions as described from time to time in the registration statements and reports and other periodic reports filed with the Securities and Exchange Commission.  All statements other than the statements of historical facts, which address the company’s expectations for its future with respect to financial performance or operating strategy can be identified as a forward-looking statement.  These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties.  Actual results may differ from those described in the forward-looking statements. Those forward-looking statements involve certain risk and uncertainties that are subject to change based on various factors, many of which are beyond the company’s control.  We caution investors that these forward-looking statements speak only as to the date hereof.  The company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the company’s expectations or change of events, conditions, or circumstances in which our statements were based.

I’d now like to turn the call over to WidePoint’s Chairman and Chief Executive Officer, Steve Komar for opening remarks.  Steve, the floor is yours.

Steve Komar:                                  Thank you, Brett.  On behalf of the WidePoint Corporation management team, I’d like to welcome you all today to the company’s quarterly earnings conference call.  As many of you know WidePoint is a provider of information technology products and services, primarily for the government sector.  Our specific strategic focus is on the provision of wireless mobility services and cyber security solutions to our target market.

Today I’m pleased to be able to report that the first quarter of 2010 was our sixth consecutive quarter of improvement in revenue and continued increases in both operating income and bottom line profitability.  I’m delighted that this particular statement has become a bit repetitive over the last several quarters, and I look forward to it becoming even more so in coming quarters.

More importantly, this represents a solid start to what we expect will be a very successful year for WidePoint.  During 2009 we demonstrated that we could leverage our fixed infrastructure so that more of each additional dollar of revenue passes through the gross profit into net income.  We’ve continued this trend in the first quarter of 2010 as you can see from our year-over-year increase in gross margins, now at 22.6%, up from 20.2%, in operating margin, now at 2.7%, up from 2.3%, and also dramatically reflected in the absolute 85 plus % increase in net income versus the comparable period.

We remain confident that we can continue to grow our revenue base both this year and in future years.  In addition to securing contract renewals on materially all of our expiring contracts, we have already identified or are bidding on incremental projects that will enable us to grow 20 to 30% on the top line for the full year 2010.  As we continue to move forward we expect this revenue expansion to translate into accelerating profitability, and improved margins per revenue dollar lead primarily to the built-in leveraging capability that is a feature of our business model.

As usual, I’ll leave an expanded discussion of the company’s financial dynamics and key indicators to Jim, but I do want to highlight that for the first quarter, which historically is the quietest or softest quarter in our fiscal year, our revenues totaled 11.2 million, a 10.1% increase versus the prior year period.  The bulk of this growth came from our wireless mobility segment with a 9% year-over-year increase, and in the consulting services segment with a 19% revenue increase.  And, we did also see nominal growth in the cyber security solutions segment as well.

Based on the long term relationships and services and support we have provided to many of our customers, we believe our successful track record, as well as our technical expertise, gives us credibility with our current customers and positions us well to successfully bid on follow-on contracts, and to compete for new programs and new customers.  As a case in point, we increased revenues from all three of our top customers; namely the Department of Homeland Security, the Transportation Security Administration, and the Washington Headquarter Service of the Department of Defense during the first quarter of 2010.  But, in each case the percentage share of our total revenues decreased as we continue to broaden our reach into other agencies in the sector.  This broadening of our base, coupled with our ongoing sales and marketing initiatives, were setting the stage for an exciting 2010.

Getting a bit more specific, our wireless mobility efforts were recently rewarded as we remained the multi-year service provider to the US Court system on a nationwide basis.  It is our expectation that at least three additional agencies will award similar contracts during the remainder of 2010 under the umbrella of the Federal Strategic Sourcing Initiative or FSSI contract where we are competitively advantaged.

At our cyber security operations, we are in the final phases of the contract award process for the provision of device authentication technology and equipment to a major arm of the Department of Defense, as well as rolling out a commercial market offering, and awaiting awards from several state and local jurisdictions in the area of frequent responder and emergency management software systems.

At our consulting services segment, while not as high a strategic priority, we continue to expand our medium to long-term technical consulting engagements, even as we remain opportunistic in structuring software related transactions to meet the needs of our agency customers.

With that as a backdrop I’d like to turn the call over to Jim McCubbin, WidePoint’s Chief Financial Officer, for a more in-depth discussion of our financial results.  Jim?

Jim McCubbin:                               Thanks, Steve.  Hello, everyone, and again, thank you for taking the time to join us on our call today.  While the first quarter of our fiscal year tends to be relatively soft, our overall fiscal expectations for the year in general, we tend to still look at it as being a strong indicator as we move forward.  Most of our financial metrics continue to improve in the first quarter of 2010, demonstrating that the growth in profitability strategy that we’ve been pursuing since the end of 2008 is developing the momentum that we expected, that revenues for the three months ended March 31, 2010 increased 10.1% to 11.2 million from 10.1 million in last year’s comparable period.  This is primarily due to growth in the wireless mobility and consulting segments.

By business segment, wireless mobility management revenue grew 8.9% to 6.9 million from 6.4 million in the first quarter of 2010.  Consulting revenue grew 18.8% to 2.8 million from 2.4 million, and fiber security solutions revenue grew nominally to 1.4 million.  The trend (inaudible) revenues, which has occurred two of the three quarters at a time, has been stepping up in respective levels over the past year and a half.  In 2008 and 2009, we witnessed this occurring with revenues in the high 8 and low 9 million levels, stepping up to 10 to 10.2 to 10.4 million in the next step up in the 2009 quarters, and then in the recent past three quarters we’ve seen a stepping up to the 11.4, $11.2 million range.  Very traditional, conservative built around our contract award process that we’ve been living through over the last two, three years as we’ve been chasing these contract vehicles in our two segments.

With this, though, we believe we are in a position given recent renewals (inaudible) to see the second quarter step up the 12 plus million range, and the second half of the year which is our traditional strongest period being able to step up to even higher levels given the contract wins that we have been awarded and the contracts that we are expected to be awarded.  Given this, we may actually have the opportunity to break this two to three quarter revenue plateau trend and see a very strong second half of the year.  We are very hopeful and excited with this opportunity as we see the contract awards looking very strong in the second quarter and as we approach this we’re pleased about opportunities that it will give our second half.

Moving on, gross profit for the three months was approximately 2.5 million or 22.6% of gross margin compared to 2 million or 20.2% of the gross margin.  Gross margin increased due to economies of scale on our wireless mobility and cyber security segments, and some of greater mix of higher margin direct consulting services.

Total operating expenses increased 23% to 2.2 million for the quarter ended March 31, 2010 from 1.8 million for the year-ago period.  Operating expenses as a percentage of sales increased to 19.9% from 17.8%.  Sales and marketing expenses increased with the additional several new hires, tools and services infrastructure improvements, and G&A expenses increased in costs associated with the new subsidiary Advance Response Concepts acquisition, of (inaudible) Government Services Group, and from a one-time increase in legal expenses associated with the purchase of the assets of that government business from (inaudible) in the first quarter.

However, despite these higher costs and due to the operating leverage of our model, we posted operating income of approximately 299,000 in the first quarter, up approximately 27.7% compared to operating income of approximately 234,000 in the first quarter of last year.  Net income was also approximately 239,000 compared to net income of approximately 129,000 in the year-ago period.  I would also like to point out that in our first quarter of 2010 we also had a number of investments we made and some one-time non-recurring expenses that should not reoccur that otherwise lower both our margins and bottom line slightly.  We had expenses of approximately $200,000 related to set-up costs, legal costs, and other associated cost for our ARC acquisition to get them into position to start recognizing revenues that we anticipate in the second quarter, as well as some up-front costs we incurred to ramp up a launch of a commercial program with a partner in the second quarter.  These investments we believe will leave us in a much stronger situation going into the second quarter and will assist us in meeting our goals in 2010.

Again, moving on, our balance sheet also continues to strengthen, with working capital for the year growing 21% to approximately 3.7 million from 3.1 million in shareholder’s equity, up 17% to 15.1 million from 12.9 million.  The company ended the first quarter on March 31, 2010 with 3.4 million in cash, cash equivalents compared to 4.3 million March 31, 2009.  While this was lower than our year-end of December 31, 2009 this was attributable to several non-recurring cash payments that included our asset acquisition of ARC to approximately $400,000, an earn-out payment of approximately 700,000, and acceleration of payables that caused cash to drop in the end of the first quarter.  We anticipate cash to expand again in the second quarter as a result of our continued profitability and the non-recurrence of the ARC and earn-out amounts paid in the first quarter, and a normalization of the payables pay-outs that we saw accelerate in the first quarter going back to normal metrics or measures.

Looking forward to the balance of the year, we want to reiterate our goal to increase consolidated revenues by 20 to 30% for the calendar year 2010, to expand gross margins and operating margins, generating gross margins in the 22 to 26%, and operating margins in the range of 6 to 7%, and to maintain or decrease selling, general, and administrative cost as a percentage of total revenues, and to grow our net income.

As Steve mentioned, we have already identified or are bidding on projects necessary to achieve these goals, and we believe additional upside exists which could potentially allow us to see these aggressive targets.

Turning to another topic is our investor outreach program.  When we spoke just recently after our 10-K and our annual meeting, or our annual report on our results of last year, we told all of you that we’re continuing this program, which commenced with the hiring of Hayden IR in the beginning of 2010.  After reporting our year-end results in 2009, we went on to the road and continued the program with a number of calls and follow-up calls, including the call that B. Riley arranged for us with their client base.  The non-deal road show and the calls were all very well received, and as a result of this outreach we were fortunate enough to accomplish a task we’ve been working on for some time, that task being independent coverage.  Craig Hallum initiated coverage and published an independent report after our meetings.  This milestone we hope will be followed this year by others that we are targeting to pick up as well to cover us.  All in all, a good initial effort.  So looking forward, we are also continuing our IR program with three conferences starting next week at B. Riley, following the presentations at the Noble conference in the beginning of June, and the Sidoti conference at the end of June.  We will also be out on the road with Craig Hallum on a non-deal road show next week after the B. Riley conference, as well as we are planning a couple additional non-deal road shows, one to the Midwest, and one back in New York, all with the goal of continuing to raise awareness of WidePoint on what we are trying to accomplish at WidePoint in 2010.

With that I’d like to turn it back to Steve for final comments before we open up the call to questions.

Steve Komar:                                   Thank you, Jim.  Great, excellent summary.  In summary, we believe we’re on solid ground, and on track for achieving our business plan goals for 2010, and I’d like to reiterate where we see the sources of our revenue growth and how we’ll achieve continued and accelerated profitability.  As you know, we’re primarily focused on growing our revenue sector in commercial market business in the wireless mobility management and cyber security services segments.  We intend to support that focus by further expanding our customer base, targeting high growth segments in the market, seeking to broaden our footprint with additional products and services, and also by judiciously supplementing our infrastructure to support demonstrated growth with an ongoing commitment to attracting, training, and maintaining highly skilled professionals.  Our long term relationships with our customers and our reputation within the Department of Defense and other government sector agencies provide significant leverage with which to attract new customers and to cross sell our increasing array of solutions to our existing customers.  We believe the projected growth in government IT spending and outsourcing of key components of their selective processes, such as identity management services, and mobile telecom expense management services, will offer opportunities for the management and delivery of state-of-the-art technology solutions for enterprise applications and information systems.

In particular we intend to focus on developing or providing new or improved solutions in the area of information assurance, including cyber security and homeland defense programs, as well as other identity management and PKI based infrastructure solutions for secured system environments.

And finally, we will selectively pursue strategic acquisitions and businesses that can cost effectively broaden our expertise and service offerings, and allow us to establish relationships with new customers, provide value-added solutions for our present service offerings and customer base, or where we can leverage our reputation, core competencies, and experienced management team.

Coming up, we are looking forward to the exciting opportunity to continue to execute our strategy and further prove our business model throughout the remainder of 2010 and beyond.  With that, operator, I would like to now open the call to questions.

Operator:                                             Thank you, sir.  We will now begin the question-and-answer session.  As a reminder, if you have a question please press the star followed by the one on your touch-tone phone.  If you would like to withdraw your question please press the star followed by the two.  And if you are using speaker equipment you will need to lift your handset before making your selection.  And our first question comes from the line of Sam Donaldson, a private investor.  Please go ahead.

Sam Donaldson:                                  Well, congratulations again on solid growth.  It’s very salutary.  Take a bow.  I have two questions.  One is, after the tour, Jim, that you talked about, we all saw that clearly investors came on board, I suppose some of the institutional investors.  The volume is, what, several hundred thousand shares a day for a long time, and of course the price jumped up.  And then the daily trades settled back and the price came down, although still higher than it was a few months ago, and we’re pleased about that.  It reminds me of how you have a bulky motor on a rototiller or something, and you take the carburetor off and you shoot in some—and oh, for a while it goes “whir”, and then it falls back. So my question, which may be unanswerable, is what do you think it would take to get now suddenly a steady stream of people who have discovered us and understand the future and keep trading.  That’s the first question.

Jim McCubbin:                                    Sam, well, thank you.  The non-deal road show, Hayden IR, and everything that we’ve put in place, we did go out and we did see a very good reception from that non-deal road show.  Because of our size, you’re going to see a little of this back filling and you’re going to see kind of a push up, fall back a little bit, push up, kind of how people say higher highs, higher lows.  Just be part of our awareness campaign.  It may take us several years just to build a base of awareness broad enough where you have that steady stream efficient trading.  And with that, that’s why every quarter we’ll just keep focusing on it and broadening it.  We do have to be careful, though, not to—taking our eyes off the business either.  So it’s going to take just a little time to achieve that steady state goal that you want, but hopefully with the pushes that we’re making in investor relations we’re going to see that smooth out over the coming years, hopefully over the next coming year.

Sam Donaldson:                                  Well, that’s fine with me.  After all, I’m very young, I’m 76, I’ve all the time in the world, Jim.  Second question.  You told us at the stockholder’s meeting that in fact you were moving some part of the headquarters, if not the headquarters, to Washington.  And I noticed you now have an address in Reston, and a phone number and all of that.  But I’m not quite clear whether that’s just an outlander office or whether in fact WidePoint has moved.

Steve Komar:                                       Sam, actually, actually that was just a feint, because we’re well aware of the fact that we made that commitment to you, and the truth of the matter is it is not fully implemented today.  But that does not, that does not change our focus, and we clearly expect, I won’t say by June 30th, but certainly in the mid-year timeframe to have made this transition.  So bear with us just a little bit longer.  We want to make sure that we do an intelligent, bottom line, tax effective approach that is in everybody’s best interest.

Jim McCubbin:                                    Yes, we have a phone number, we have somebody answering the phone.  We’re getting there.

Sam Donaldson:                                   Well, that’s true, but I didn’t—I wasn’t quite sure what I was looking at or what I—what would happen when I called it.

Jim McCubbin:                                    Somebody should answer it.

Sam Donaldson:                                   That’s true.  All right, thanks, guys.

Jim McCubbin:                                    Thanks, Sam.

Steve Komar:                                        Thank you, Sam.

Operator:                                              Thank you.  And our next question comes from the line of Michael Malouf with Craig Hallum.  Please go ahead.

Michael Malouf:                                   Thank you.  Hi, Steve.  Hi, Jim.

Steve Komar:                                        How are you, Mike?

Michael Malouf:                                  Great.  Hey, I have a couple of questions.  One, if I could start off with the acquisition that you did in January.  You talked a little bit about the cost associated with the acquisition (inaudible) were one-time in nature.  Are we getting a little bit of a benefit here in the second quarter with regards to any contracts?  Are they adding anything to the revenues significantly this year, and are you able to get—or some of these contracts that you talked about associated with this ARC acquisition?

Jim McCubbin:                                    Mike, this is Jim.  At the end of March we did have a couple of awards.  It did not benefit us predominantly in the first quarter but it will show some benefit for us in the second quarter.  As you know, we did the acquisition end of January.  February and March predominantly was getting everything set up.  We didn’t buy a company; we bought an asset and a group of people.  So we needed to get them set up, in place, get a couple contract awards done, and given that we accomplished a whole lot in two months.  We should start seeing the results of that in the second quarter and we won’t see, you know, we’ll see an offset to some of the expense that we picked up in the first quarter, in the second quarter, and that should lead to some benefits in the second quarter.  Looking out, we have high hopes for the area that we’ve expanded into with the first responders, and the software that we did acquire is very strong, and is a leading player, okay, in this new, burgeoning area.

Michael Malouf:                                  Great, thanks.  And if I could just expand on some of the contracts that you talked about with the DOD and commercial.  When you take a look at these potential contracts, is there particular concentrations within one contract, or are these several, would you characterize, mid to large type contracts that are going to, you hope, drive the revenues at the kind of growth rates that you’re talking about?

Steve Komar:                                       We’re—Jim and I are looking at one another because we want to make sure we understand what you’re asking, Mike.  One of the—there are a number of umbrella contracts, I did refer to one in my comments, the federal and strategic sourcing initiative, and what we’re finding there is under that umbrella contract we’re receiving one of the three qualified players to provide service, and we’re, frankly, the only successful one to date, which is why I said competitively advantaged.  And we’ve had a number of awards under that agreement and there is plenty of opportunity for more.  But I’m not sure if that’s the question you’re asking.

Jim McCubbin:                                    Mike, there are three or four major contracts or purchase agreements that we’re waiting on that are material.  Steve and I spoke to earlier, all of our renewals from last year materially we have won.  So that’s last year’s business moving forward.  We’ve also been awarded at the end of March and the beginning of April several other contracts that either we haven’t formally announced yet or there’s security sensitivities around us being allowed to mention them.  And there are several others that we have already bid on that we’re waiting to hear from those awards that we feel strong about.  Those awards, you know, really help step up our second half of the year.  And I think that answers the question you’ve asked.

Michael Malouf:                                  Yes, no, I was just—I was wondering if it was just one award we were waiting on or if there was several that—pieces of news that you’re looking for, and it obviously certainly sounds like several pieces and that you’re going to have a pretty big—pretty busy summer.  That’s good.  And then I just have one more little housekeeping question with regards to tax rates.  Can you talk a little bit about where you expect the tax rate to be, because it was a little bit higher than I thought this quarter?  And sort of for the year, and if you have any visibility in the next year.  Thank you.

Jim McCubbin:                                    Yes, I can, I can—this is going to be a kind of a funny year for us.  We’ve been forced to take a deferred tax expense item every quarter that we never have to pay.  This occurs because of an accounting irregularity.  In the third or fourth quarter we’re going to be able to reverse all of those tax expenses and pick all that back up.  So it’s kind of misleading.  We’re really actually performing to the bottom line better, to the tune of better then $35,000 in the quarter. Excluding that, because of our net operating loss carry-forwards, right now we only have to pay 2% alternative minimum tax on our income, plus any other various little excise taxes, things like that.  So I think what happened is our taxes are going to be a 2% alternative minimum tax, and then we’ll see the big turnaround when we get to flip that the deferred tax expense that we’re being forced to take right now.

Steve Komar:                                        But recognize that that’s a one-time benefit.  We’re looking forward to it, but it will occur most probably in the second half of the year.

Michael Malouf:                                   Perfect, okay, great.  Now I understand now.  Thanks a lot and I look forward to having you out in California next week.

Jim McCubbin:                                    Thank you very much for sponsoring us for this non-deal road show, too.

Steve Komar:                                        Thank you, Mike.

Michael Malouf:                                   Thank you.

Operator:                                            Thank you.  And our next question comes from the line of Mike Crawford with B. Riley and Company.  Please go ahead.

Chris Segal:                                         Hi, this is Chris Segal (sp?).  I’m calling in for Mike.  Just wanted to get a better understanding, if you could, of how you guys are arriving at some of the numbers you have for the guidance.  Are there certain things that need to happen over the course of the rest of the year to get to those numbers?  Or is it more of a just a matter of staying the course?

Jim McCubbin:                                   It’s a little bit of blend of both.  Part of it is staying the course, and part of it, as we spoke with Mike already, is the award of two or three, maybe four other contract awards that we’re waiting on right on right now that we feel very good about.  And then turning that into revenue recognition into revenue in the third and fourth quarters.

Chris Segal:                                          Okay, great.  Thanks.  That’s all.

Jim McCubbin:                                    Thanks.

Steve Komar:                                        Thank you.

Operator:                                              Thank you.  And our next question comes from the line of Mark Jordan with Noble Financial Group.  Please go ahead.

Mark Jordan:                                       Good afternoon, gentlemen.  I have a couple questions I guess for Jim.  You mentioned that you had the cash payments for 400,000 for acquisition, 700,000 for the earn-outs.  What amounts of those actually flow through the P&L in the first quarter and what was capitalized?

Jim McCubbin:                                     All right.  The—there was—in cash, there was approximately, I think it’s closer to 390,000, but approximately 400,000 that was capitalized for the purchase of ARC.  That’s number one.  Number two, there was an earn-out payment, which was a reduction of cash as well, which is a balance sheet item for the earn-out for iSYS for their—the success and performance last year.  That again was a reduction in balance sheet.  Beyond that, the third item is we have acceleration of some accounts payable that we accelerate at the end of March, and that made up for the real difference.  Most of the reduction in cash was all balance sheet related, not P&L related.  If anything the EBITDA that occurred or the positive cash generated from operations, offset that.

Steve Komar:                                        (Unintelligible).

Jim McCubbin:                                    And there was some legal expenses that for under $100,000 that was expensed in the first quarter, as well as there was some operating expenses that we saw expensed in the first quarter for really getting ARC set up, Advanced Response Concepts, as well as in investment (inaudible) subsidiary we made in a kickoff-able program they’re launching.  And those equated to approximately a couple hundred thousand dollars.

Mark Jordan:                                       Okay, so I would say that they’re somewhere around $300,000 worth of kind of one-time expenses that didn’t flow through the P&L in both marketing and G&A that were kind of non-recurring, and you would take that out of the sort of the base expense level moving forward?

Jim McCubbin:                                    Right.  And what’s interesting, Mark, and I’m glad you picked up on this, if you look at the fourth quarter versus the first—fourth quarter of 2009 versus the first quarter of 2010, the real offset between the half million in net income and the 200,000 in net income is really that 2, $300,000 in non-recurring.  That’s expense items.

Mark Jordan:                                        Great.  Just to beat the horse one more time, relative to the outlook for the year, as you sit today with the successes you’ve had, you know, in March and April relative to contract awards, I mean, do you feel that you have the visibility that you can achieve that sort of the bottom end of the revenue growth with kind of business in hand to date or normal roll over extensions of existing business, and that—if the three or four incremental awards, what takes you up to the higher end of your guidance range or possibly above?

Jim McCubbin:                                     Mark, we believe that, you know, given what the renewals and what we have today we’re going to see that 10 to 15% number right now.  Given that with a couple of the other awards, you know, we see then taking it to the higher end.  We’re—so we have pretty good visibility, and the nice thing is, it’s not like for 2010 the revenues that we’re chasing, we haven’t not identified.  We’ve identified all of them, and we’ve either bid on them and are waiting awards, or we’re in that process where it’s timely now, so we can actually get the revenue recognition in the period.  Of course, we always have to worry about, you know, timeliness.  As we say, it’s not an issue if we’ll win it, it’s time of when we win it, and do we get it done in time to pick up that revenue.  Which is a great place to be, we believe, because we get there and that’s how we’ve had this steady state continued growth.  It’s a numbers game.

Mark Jordan:                                      Thank you, yeah, and it is kind of dangerous predicting when the Federal Government will finally issue a contract.

Jim McCubbin:                                    Right.  But, and sometimes it’s just the purchase order or task order that you’re waiting on, where you’ve been told you’ve won something, and they don’t operate on a quarter-to-quarter, they operate on an annual budget cycle.  So that’s a little bit of a variation you go through quarter-to-quarter. And we’ve kind of gotten used to it, and that’s also how we had this plateauing in revenue streams, topping up, because of some of the seasonality.

Steve Komar:                                        Yes, Mark we appreciate your sensitivity to the government contracting cycle.  We live with it every day and we’re moderately hopeful that we’ve got a good handle on it this year and that we’ll be heading to the higher end of that range.

Jim McCubbin:                                    Actually, I believe a couple of our guys in the operations side, they really bleed for this at times, I know it drives several of those guys absolutely nuts because they want something, they’re waiting on paperwork.

Steve Komar:                                        Okay.  Thanks, again, Jim and Steve.

Steve Komar:                                        Thank you, Mark.

Operator:                                              Thank you.  And as a reminder, ladies and gentlemen, if there are any additional questions at this time, please press the star followed by the one.  And if you are using speaker equipment please lift your handset before making your selection.  And our next question comes from the line of Mike Kenley, a private investor.  Please go ahead.

Mike Kenley:                                        I have decided that as my question was too early to ask, so I’m going to refrain from asking.

Steve Komar:                                        All right.

Operator:                                              Thank you.  And our next question comes from the line of Fred Milligan with Sanders Morris Harris.  Please go ahead.

Fred Milligan:                                      It’s Fred Milligan, but hi.

Male Speaker:                                      (Inaudible).

Fred Milligan:                                       The weather in Washington during the first quarter wasn’t particularly good.  Did that crimp your operations at all?

Jim McCubbin:                                    I think it crimped most of the mid Atlantic.  We—on the consulting side maybe a little bit, just for work time, but nothing material.  It may have delayed some awards as well as nobody got a whole lot of paperwork done for a couple of weeks because of the snowfall.  So it could have affected us somewhat.  In the big scheme, I don’t believe so.

Fred Milligan:                                      Is there any timeline in regards to further acquisitions?

Jim McCubbin:                                    No.  We’re very, very selective.  It’s not a primary focus of ours.  The business is first.  We do look at things.  People do bring us opportunities, but Fred, as you know, Steve and I and several of our management team, we’re all large equity holders, so there’s quite a large bar that needs to be passed for us to sign off on something, and we’re not on critical path to doing anything at this time.

Steve Komar:                                        Having said that, I would just add that at any given point in time there may be one or two opportunities out there that we are either preliminarily investigating or exploring, and we are hopeful that we will find one that really matches the high filter profile that we’ve set up.  But there is not a timeline per se. It will be when it’s the right time to do it.

Fred Milligan:                                      I didn’t hear any discussion of the efforts that may be made outside of Washington to develop business.  Can you elaborate on that and where that might stand?

Jim McCubbin:                                    Well, yeah.  Right now, what we’ve done is we’ve had three areas that we’ll be speaking more on in the next quarter with our focus in the state municipality area and our wireless management.  We are presently going through sales and marketing in that space.  Two, in our first responders effort with the Advanced Response Concepts, they are moving out into more of a municipality environment.  And then three, on some of our identity management work, we are teaming up and we have launched some commercial products that we’re going to be reporting on shortly as well that we have great hopes for.

Fred Milligan:                                     The cyber security, I look at that as being perhaps the most dynamic area that you’re involved with, but yet this quarter, this past quarter, we seem to be on the low side.  So could you give some detail in regard to that?

Jim McCubbin:                                   Fred, the cyber security space in the first quarter is predominantly federal related for growth where we are in our life cycle right now.  In the first quarter, you know, federally there’s not a whole lot of procurement.  It’s pretty much you live off your backlog waiting for awards.  With that, and given some of these awards, we would expect to see revenue growth in the second quarter, and in the third and fourth.  So it’s just not, you know, the first quarter is not the most exciting place to be where everybody’s handing out contracts and awards just because of the seasonality in the cycle for the procurement.

Fred Milligan:                                      I see.  And lastly, pricing.  Are you stable or does the possibility exist or are you thinking about raising prices or do you have to compete in terms of lowering prices?

Steve Komar:                                       We’re in a pretty competitive price environment so I don’t think there is any strategy in place per se for increasing prices, especially in many of our situations our pricing is either predetermined or pre-signaled, tied for some of the larger umbrella contracts that we have.  I think it’s on us to deliver the solutions cost effectively, and in some cases we have the opportunity to be creative on pricing, and I can assure you, we take full advantage of that whenever we can.

Jim McCubbin:                                    Fred, some of these contract pricing vehicles that are in place are three, four, five years, so pricing is not hugely variable.

Fred Milligan:                                      Okay.  All right, so that’s all I have.  Thank you and keep up the good work.

Steve Komar:                                        Thank you, Fred.  Appreciate it.

Operator:                                              Thank you.  And as a reminder, ladies and gentlemen, if there are any additional questions at this time, please press the star followed by the one. And if you are using speaker equipment please lift your handset before making your selection.  And we have a follow-up question from the line of Sam Donaldson.  Please go ahead.

Sam Donaldson:                                   Yeah, excuse me for double dipping, but I have a couple of other quick questions.  Some years back we ran into a little problem when congress refused to fund the government, except with the continuing resolution.  As you look forward now, do you see any problem from the standpoint with our huge debt and everybody worried about it, standpoint of congress coming up with the money for all of these agencies to spend on us?  First question.

Jim McCubbin:                                    Sam, what’s really nice is on the wireless mobility side of things, all of the money is coming out of the operating budgets or the continuing budgets, so unless the government just did not do a continuing resolution and shut down, if they shut down you’d have a problem, but we’d all have a problem.

Sam Donaldson:                                   Yeah, we would, yes.

Jim McCubbin:                                    But given that with the continuing resolution they’re allowed to spend at last year’s rate, and given that the budget money that we work with is under that, we would really be offset there on the wireless mobility side.  On the cyber security side, as we tend to start moving out and the client base starts seeing more related to the contractors working and gaining access with the government, that lessens back.  You could, though, have some, some issues if it was for new contracts, new vetting.  But that would be more on the gross side of the business, and that would just be a temporary kind of like delay, not like a whole scale, oh, it’s just not going to happen.

Sam Donaldson:                                   Okay, and one quick question now, which is the catch-all, sort of a, you know, as you look out there, things we may not have asked about, do you see any problem looming on the horizon, whether it’s some huge competitor that’s now poised to enter the scene, or whether it’s some other thing, it’s not grease in our case, that you worry about?

Steve Komar:                                        Sam, a couple of comments there.  Number one, on the tactical side, I can tell you pretty straight forwardly that today we have no action plans in place or contemplated to counter competitive threats per se because we haven’t experienced any, and we believe that we are pretty well differentiated in the areas that we service.  So I think on that frame of reference, I think the answer is no, there’s not a problem.  It’s a little harder for me to answer.  I’ll defer to Jim on this one, but it’s a little harder for me to answer in a longer term, strategic sense.

Sam Donaldson:                                  Well, I’m not, I’m not asking anything that’s possible.  I’m—anything that you might see at the moment developing.  That’s what I’m asking about.

Jim McCubbin:                                   We don’t see anything at the moment short term.  There’s always the possibility somebody comes up that changes everything that we know and play in.  But we’re just not seeing it right now.  We’re more in that evolutionary stage going from, hey, wow, this all works to let’s say, let’s adopt it and let’s get it going.  None of it is really mature, per se.  You tend to see some of those greater risks when your product life cycle is a little bit more mature.

Sam Donaldson:                                  Don’t misunderstand me.  My first, little, sort of—somewhat silly allusion to a motor running, I think this motor is running.  No question in my mind about it.  But it’s always good to sort of ask people, do you see anything that might interfere with it, and your answer basically is not at the moment.  Thank you.

Jim McCubbin:                                   You’re always worried about risk.  You’re always worried about how fast the government does things.  So, I mean, that’s really timing though.

Steve Komar:                                       That’s—yeah.  That’s where the focus of our concern will be today, and we think that’s manageable.  So, on the other end of the spectrum, the short answer to your question is no.  We don’t see anything out there.

Sam Donaldson:                                   Good, thanks.

Steve Komar:                                        Thank you, Sam.

Operator:                                              Thank you.  And at this time I’m showing no further questions in my queue.  I would like to turn the conference back over to management for closing remarks.

Steve Komar:                                       Thank you.  And just in closing I’d just like to say that we appreciate all of your questions and your ongoing interest in WidePoint, and we’re really looking forward to updating everyone after our second quarter 2010 results are released, and we thank you again for your continuing support, and thank you and have a pleasant evening.

Operator:                                              Ladies and gentlemen, this does conclude the WidePoint Corporation First Quarter 2010 Earnings Conference Call. If you would like to listen to a replay of today’s conference, please dial 303-590-3030 or 1-800-406-7325 with an access code of 4293918 pound.  We thank you for your participation and at this time you may now disconnect.